[GOLDEN TELECOM, INC. LOGO]

FOR IMMEDIATE RELEASE

Golden Telecom Reports Highest Ever Quarterly Result Excluding Charge due to Change in
Accounting Principle,
Aggressively Pursues its Broadband Strategy.

Q1 2006 versus Q4 2005:
1% Revenue growth despite seasonal trend
2% growth in EBITDA1
5% Growth in net income despite $2.2 million impact of change in accounting principle

Q1 2006 versus Q1 2005:
14% Revenue growth
4% Growth in EBITDA1
6% Decline in net income largely due to $2.2 million impact of change in accounting principle

Other Key Corporate Statistics:
$7.3 million in dividends paid
$49.3 million in cash
Long-Term Debt of $0.0 million

MOSCOW, Russia (May 4, 2006) — Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announced its financial and operating results for the quarter ended March 31, 2006.

Commenting on today’s announcement, Jean-Pierre Vandromme, Chief Executive Officer of Golden Telecom, said, “We achieved solid revenue growth in the first quarter. The first quarter is seasonally the weakest period due to fewer working days in it, and usually we experience a decline compared to the fourth quarter of the previous year. Revenue growth in the first quarter of this year was driven by our focused sales efforts across our major lines of business, especially in the regions.”

The table below illustrates the consolidated results for the first quarter of 2006 as compared to the first and the fourth quarters of 2005:

Operating Results

(All amounts in USD millions, except for per share data)

			Q1 06 vs.		Q1 06 vs.
	Q1 06	Q4 05	Q4 05	Q1 05	Q1 05
Consolidated revenues	$178.1	$175.5	1%	$156.5	14%
EBITDA[1]	50.8	50.0	2%	48.9	4%
EBITDA[1] Margin	29%	28%	—	31%	—
Operating income	28.2	26.5	6%	29.2	-3%
Operating margin	16%	15%	—	19%	—
Net income	18.8	17.9	5%	20.0	-6%
Net income per share — basic	0.52	0.49	6%	0.55	-5%

Boris Svetlichny, Chief Financial Officer added: “We are also pleased with the net income result for the first quarter. Although it declined compared with the first quarter of last year, it did so mainly due to a change in accounting principle. Starting from January 1, 2006 we adopted SFAS No. 123R for accounting for share based compensation. The total charge for the first quarter associated with Stock Appreciation Rights granted to senior management in late 2005 was $2.3 million including a cumulative effect of a change in accounting principle of $0.7 million, net of tax. Had the accounting not changed, we would have had the highest ever earnings result.”

Adoption of a new accounting principle:

On January 1, 2006, we adopted Statement on Accounting Standard No. 123R, “Share Based Payments” (“SFAS No. 123R”) for accounting for Stock Appreciation Rights (“SARs”) granted to senior management. The following table illustrates the impact on our net income and net income per share – basic and diluted as a result of adopting SFAS No. 123R on January 1, 2006 for the quarter ended March 31, 2006.

Impact of change in accounting principle

(All amounts in USD millions, except for per share data)

	Accounting for	Accounting for SARs	Impact of adoption
	SARs under	under SFAS No. 123	of
	SFAS No. 123R	(old method)	SFAS No. 123R
Increase in cost of revenue	$0.2	$—	$0.2
Increase in selling, general and administrative	1.7	0.1	1.6

Decrease in operating income	1.9	0.1	1.8
Deferred tax benefit	(0.3)	—	(0.3)
Cumulative effect of a change in accounting principle, net of tax	0.7	—	0.7

Decrease in net income	$2.3	$0.1	$2.2

SFAS No. 123R effect on net income per share:
Decrease in net income per share — basic	$0.06	$—	$0.06
Decrease in net income per share — diluted	0.06	—	0.06

The impact of the adoption of SFAS No. 123R is estimated to result in a reduction of net income from approximately $6.2 million in 2006 depending, among other things, the price of our stock, as well as the assumptions used to value SARs granted, such as the volatility of our stock, risk-free interest rates, employee exercise patterns and forfeiture rates. All other variables being constant, a $1 increase/decrease in the price of our stock is estimated to result in approximately an additional $0.6 million increase/decrease of the SARs compensation costs. The impact of additional SARs grant, if any, cannot be estimated at this time. If we had continued to account for SARs under the old provisions of SFAS No. 123, we would have recognized compensation costs for SARs of approximately $0.1 million for the quarter ended March 31, 2006.

Financial Performance in First Quarter 2006 and Operations:

The following table details our consolidated revenues results for the first quarter of 2006 as well as for each quarter of 2005:

Revenues by Line of Business

(All amounts are in USD millions)

	Q1 05	Q2 05	Q3 05	Q4 05	2005 Total	Q1	06
Business and Corporate	$88.1	$96.4	$99.5	$103.4	$387.4	$103.2
Carrier and Operator	53.0	54.5	56.7	57.2	221.4	60.1
Consumer Internet	11.8	10.7	10.1	11.9	44.5	12.2
Mobile	3.6	3.9	3.6	3.0	14.1	2.6

Total Consolidated Revenues	$156.5	$165.5	$169.9	$175.5	$667.4	$178.1

The Company reported an increase in points of presence as of the end of the first quarter 2006 and the total customers and contracts in each line of business, except the mobile line of business, increased when compared with the figures from the first quarter of 2005. The following table summarizes some selected customer statistics:

Selected Statistics

	Three Months Ended:
	3/31/05	6/30/05	9/30/05	12/31/05	3/31/06
Access Points	227	233	252	259	278
Number of Contracts
Business and Corporate Services	163,117	173,490	184,970	184,206	187,956
Carrier and Operator Services	1,731	1,650	1,753	1,827	1,985
Dial-up Internet access subscribers[2]	424,570	394,250	385,374	422,480	444,210
Active cellular subscribers	55,419	55,074	50,379	47,502	49,464

In Business and Corporate Services, our largest line of business, revenues increased by 17% to $103.2 million in the first quarter of 2006 versus the first quarter of 2005. The increase, when compared to the first quarter of 2005, is mainly due to continuing demand for wireline telecommunication solutions from both our existing customer base as well as new customers. In the first quarter of 2006, operating income in Business and Corporate Services was $26.2 million, an increase of 13% from the first quarter of 2005. Operating margin declined from 26% in the first quarter of 2005 to 25% in the first quarter of 2006 largely due to $0.7 million charge related to SARs compensation expense recognized in first quarter 2006. When compared to the fourth quarter of last year, operating income in the first quarter of 2006 has grown by $1.0 million despite recognition of the SARs expense.

In the Carrier and Operator Services line of business, revenues increased by 13% in the first quarter of 2006 versus first quarter of 2005. The increase from the first quarter of 2005 is mainly due to higher traffic volumes from our existing customer base including increases in revenue from international traffic as we carried larger volumes of lower-margin traffic destined to CIS countries. Operating income in Carrier and Operator Services was $6.3 million in the first quarter of 2006, a decrease of $1.5 million or 19% when compared to the first quarter of 2005 primarily due to competitive pressure on wholesale margins for CIS destinations that prevailed throughout 2005. Additionally, the margin declined due to a $0.2 million charge for SARs recognized in first quarter 2006. However, when compared to the previous quarter – the fourth quarter of 2005 – operating income improved by 31% from $4.8 million due to reduction in settlement rates on international destinations and increase in the share of higher margin Russian domestic traffic in the overall traffic mix. We expect that our revenues in this line of business will continue to increase in future periods as we expand our termination capabilities as we continue to develop our network. However, we continue to observe competitive pressure on revenues in the major cities and in the regions from established and new local competitors.

In the Consumer Internet Services line of business, revenues increased by 3% in the first quarter of 2006 versus the first quarter of 2005 due to the acquisition of Sochitelecom and continuing growth in our regional subscriber base. Operating income in the Consumer Internet Services line of business decreased from $1.7 million in the first quarter of 2005, which contained a $1.4 million reversal of a tax contingency accrual, to operating loss of $0.4 million in the first quarter of 2006. Operating result in this line of business however improved from a $1.3 million operating loss in the fourth quarter of 2005, notwithstanding the effect of recognizing compensation expense related to SARs in the amount of $0.2 million.

In the Mobile Services line of business in Ukraine, revenue decreased by 28% when compared to the first quarter of 2006 versus first quarter of 2005. Operating income in the Mobile Services line of business was $0.5 million in the first quarter of 2006, a decrease of 55% from first quarter of 2005. Deterioration in revenue was associated with a continuing drain on our high usage contract subscriber base. Part of the reason for this drain in subscriber base was a lack of sufficient network coverage.

Announcement of GSM Frequency Award in Ukraine:

In April 2006, the National Commission for Communication’s Regulation in Ukraine issued a license for GSM-1800 radio frequency to Golden Telecom Ukraine (“GTU”), our subsidiary in Ukraine, for provision of mobile services in 22 regions of Ukraine. Currently, GTU provides services in Kiev and Odessa. The new license will enable GTU to offer mobile services in 22 out of the remaining 25 regions of Ukraine.  This license provides us with a potential customer base of 38.1 million people, or approximately 81% of the Ukrainian population, compared with our previous coverage of 5.1 million people.  Payment of the $5.5 million license fee is due by May 10, 2006.

Update on Internet Broadband Strategy:

Moscow WiFi Network

As previously announced, the Company has launched its broadband strategy. As part of this strategy, the Company is developing 5,000 WiFi access nodes in Moscow. The Company will offer universal indoor and outdoor access to the majority of approximately 3.9 million households in Moscow. The total number of WiFi nodes installed has increased and the Company now has 750 nodes installed. The service area covers approximately 70,000 households. By the end of May 2006, the Company plans to increase the number of nodes installed to 1,300 and in order to provide service over the entire central part of Moscow.

Nizhny Novgorod

In March 2006, Golden Telecom completed the construction and started operation of its fiber-optic communication line (“FOCL”) between Moscow and Nizhny Novgorod, facilitating the implementation of Golden Telecom’s broadband strategy. In Nizhny Novgorod, the Company started to benefit from the construction of the FOCL. Recently the Company was awarded a tender to provide telecommunications services in the new residential district, Afonino, in the Nizhny Novgorod region. More than 300 households in Afonino will be provided with both voice and broadband Internet access services at affordable prices.

Ekaterinburg

In April 2006, Golden Telecom completed the purchase of the network and technical resources of ZAO Telephone Company BINAR, an alternative operator that provides local telephone services to corporate and residential clients in Ekaterinburg.

As a result of the deal, Golden Telecom now owns BINAR’s communication network consisting of 6 access nodes connected by fiber-optic cables with a length of approximately 10 kilometers. The utilized capacity of the network is approximately 1,600 numbers. At the time of the purchase, BINAR’s subscriber base consisted of more than 1,400 clients of which 1,300 were residential users, and the remaining 100 were businesses. The BINAR network is capable of accommodating from 6,000 to 10,000 voice and Internet access subscribers. Golden Telecom plans to install DSL access nodes on the BINAR copper-wire distribution network and to start providing broadband Internet access services to the existing and new subscribers in these residential districts with 15,000 households.

Uzbekistan

In March 2006, in line with the broadband strategy, Golden Telecom launched Asymmetric Digital Subscriber Line (“ADSL”) based broadband access services for private users in Tashkent. The ADSL equipment was installed on 25 out of 50 city nodes. The new broadband services are now available for 1.1 million people out of Tashkent’s population of 2.3 million. In June 2006, the Company plans to install equipment on 13 more city nodes.

Kazakhstan

In January 2006, Golden Telecom began its expansion on the mass market of Kazakhstan, starting with providing telecommunications services to 200 households in Balashak, the newly built residential district of Astana, the capital of Kazakhstan. Golden Telecom will be providing “Triple Play” services including voice, video and ADSL broadband Internet access. In April 2006, Golden Telecom also signed an agreement to provide “Triple Play” services in Zhagajlau – another new residential district of 600 households in Astana.

Acquisitions:

Tatarstan

In March 2006, Golden Telecom completed the acquisition of 70% ownership interest in ZAO Tatar Intellectual Communications (“Tatintelcom”) operating in the Tatarstan region of Russia. With the acquisition of Tatintelcom, the Company has obtained direct access to the promising Tatarstan market.

Tatintelcom is the largest provider of Internet access services in Tatarstan in terms of volume. It also provides broadband access services on the basis of ADSL technology, rents communications channels and constructs local communication and virtual private networks (“VPN”) in Kazan (Tatarstan’s capital), Nizhnekamsk, Naberezhnye Chelny as well as other cities and regions of Tatarstan. Tatintelcom has deployed DSL equipment on 8 out of 10 of Kazan public switched telephone network (“PSTN”) nodes. These 8 PSTN nodes have the capacity of approximately 160,000 numbers and cover about 280,000 out of 350,000 households of Kazan.

Jean-Pierre Vandromme, Chief Executive Officer of Golden Telecom commented, “The acquisition of Tatintelcom allows Golden Telecom to reach the strategically important goal of promoting broadband services in the regions. Through Tatintelcom, the Company is acquiring last mile access and an installed DSL capacity with 80% coverage to deliver broadband access in Kazan. The combination of Tatintelcom’s infrastructure with our intercity fiber-optic line that will go through Kazan allows us to offer competitively priced broadband Internet access to all types of users.”

Ivano-Frankovsk, Ukraine

In April 2006, Golden Telecom completed the acquisition of 100% ownership interest of TTK LLC (“TTK”), the leading alternative operator providing local telephone services and Internet access in Ivano-Frankovsk, Ukraine. As a result of the transaction, Golden Telecom has acquired TTK’s communication network with utilized capacity of 11,300 numbers and potential access to 15,000 additional households. The population of Ivano-Frankovsk exceeds 300,000 people comprising approximately 100,000 households. Golden Telecom is now in the process of installing DSL access nodes on the TTK network and will provide broadband Internet access services to existing and new subscribers. At present TTK provides broadband Internet services to 300 customers and intends to grow the client base up to 5,000 subscribers.

Dividends and Cash:

On March 31, 2006, the Company paid a first quarter dividend of $0.20 per share to shareholders of record as of March 17, 2006. The Company maintained a consolidated cash balance of $49.3 million at the end of the first quarter of 2006.

Regulatory:

On May 31, 2005, Golden Telecom received a domestic long distance / international long distance (“DLD/ILD”) license in Russia valid until May 31, 2012.  The Company is required under the license to begin providing services and fulfil the network requirements specified in the new rules for interconnection not later than May 31, 2007.  On January 16, 2006, the Company announced that the construction of our federal transit network (“FTN”) was complete in compliance with the Law on Communications and our DLD/ILD license.  To date, Golden Telecom is one of two alternative operators who have complied with these requirements.  The FTN consists of four international communications transit nodes, seven intercity communications transit nodes deployed in each federal district of Russia, and 88 connection points or FTN access nodes located in each constituent territory of Russia.  The Company has obtained the required governmental permissions for operation of all the international and intercity communications transit nodes that are part of the FTN.  On April 28, 2006, all of the 88 connection points were formally commissioned by Rossvyaznadzor, a governmental body that reports to the Ministry of Information Technologies and Communications of the Russian Federation, and is responsible for the control and the supervision of information technology and communications as well as for commissioning the long distance networks.

Earnings Conference Call:

Additional financial information regarding Golden Telecom appears in Attachments A through E. The Company’s management will discuss its first quarter results during a conference call on May 4, 2006 at 5:00 pm Moscow time (9:00 am US Eastern Standard Time). For US Callers, please call +1 (800) 288-8968, for International Callers, please call +1 (612) 332-0107. No access code is needed to call-in for the conference call. Additionally, the call may be accessed via a live webcast at the following URL address: http://www.goldentelecom.com/webcast_en. The slide presentation may be accessed via webcast at the following URL address: http://www.visualwebcaster.com/event.asp?id=33822.

The conference call replay will be available at +1 (800) 475-6701 for US Callers and +1 (320) 365-3844 for International Callers, and the access code for both US and International callers is 827168. The conference call replay will be available from May 4, 2006 at 5:45 pm (US Eastern Standard Time) until May 11, 2006 at 11:59 pm (US Eastern Standard Time). The slide presentation will also be available for download on Golden Telecom’s website: http://www.goldentelecom.com/?id=102.

About Golden Telecom (www.goldentelecom.com):

Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the CIS. The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via leased channels and intercity fiber-optic and satellite-based networks, including approximately 278 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on our future growth strategy, our broadband strategy, the expected benefits of the acquisitions of Tatintelcom and TTK, the expected benefits of GSM frequency license in Ukraine, and expected benefits of FOCL. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that we are not able to expand our fiber-optic project as expected, we are not able to attract subscribers as anticipated, our broadband strategy will not develop as we expect, the telecommunications environment may not develop as we expect, we are not able to close transactions as we expect, we are not able to expand our GSM network in Ukraine as planned, that our margins may weaken in the face of competition or adverse regulatory events, and that macroeconomic and political factors may restrict growth in our operating markets. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s quarterly report on Form 10-Q and current reports on Form 8-K filed during 2005 and 2006, and the Company’s annual report on Form 10-K for the year ended December 31, 2005.

For additional information please contact:

Public relations:
Anna Chin Go Pin
e-mail: pr@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9332

Investor Relations:
e-mail: ir@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9331

www.goldentelecom.com

ATTACHMENT A

Golden Telecom, Inc.
Condensed, Consolidated Statements of Operations
(Amounts in millions of US$, except per share data)

	Three Months Ended:
		3/31/05		3/31/06
		(unaudited)		(unaudited)
Revenues		$156.5			$178.1
Operating costs and expenses:
Access and network services (excluding
depreciation and amortization)		80.0			93.4
Selling, general and administrative (excluding
depreciation and amortization)		27.6			33.9
Depreciation and amortization		19.7			22.6
Operating Income		29.2			28.2
Other income (expense):
Equity in earnings (losses) of ventures	(	0.1	)		0.3
Foreign currency gain		0.3			0.9
Interest income, net		0.3			0.6

Total other income		0.5			1.8
Income before income taxes and minority interest		29.7			30.0

Minority interest		0.6			1.1
Income taxes		9.1			9.4

Income before cumulative effect of a change
in accounting principle		20.0			19.5
Cumulative effect of a change in accounting principle, net of tax		—			0.7

Net Income		$20.0			$18.8

Basic earnings per share of common stock:
Income before cumulative effect of a change				$
in accounting principle		$0.55			0.54
Cumulative effect of a change in accounting principle		—			0.02

Basic earnings per share		$0.55			$0.52

Weighted average common shares — basic		36.3			36.5

Diluted earnings per share of common stock:
Income before cumulative effect of a change				$
in accounting principle		$0.55			0.53
Cumulative effect of a change in accounting principle		—			0.02

Diluted earnings per share		$0.55			$0.51

Weighted average common shares — diluted		36.6			36.7

Cash dividends paid		$0.20			$0.20

– MORE –

ATTACHMENT B

Golden Telecom, Inc.
Condensed, Consolidated Balance Sheets
(Amounts in millions of US$)

		12/31/05				3/31/06
		(audited)				(unaudited)
ASSETS
Current assets
Cash and cash equivalents		$67.2		$		49.3
Accounts receivable, net		91.7				105.6
VAT receivable		22.0				16.0
Prepaid expenses and other assets		30.1				37.4

Total current assets		211.0				208.3
Property and equipment, net		407.9				420.0
Goodwill		149.2				151.6
Intangible assets, net		93.9				91.8
Restricted cash and other assets		20.2				20.4

TOTAL ASSETS		$882.2		$		892.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses		$89.4		$		92.5
VAT payable		17.2				6.8
Current capital lease obligations		1.9				1.6
Other current liabilities		23.4				25.9

Total current liabilities		131.9				126.8
Long-term debt and capital lease obligations		2.4				2.2
Other liabilities		53.1				55.0

TOTAL LIABILITIES		187.4				184.0
Minority interest		19.7				21.0
SHAREHOLDERS’ EQUITY
Common stock		0.4				0.4
Additional paid-in capital		672.0				672.2
Deferred equity compensation	(	0.5	)		(	0.2	)
Retained earnings		3.2				14.7

TOTAL SHAREHOLDERS’ EQUITY		675.1				687.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$882.2		$		892.1

– MORE –

ATTACHMENT C

Golden Telecom, Inc.
Condensed, Consolidated Statements of Cash Flows
(Amounts in millions of US$)

	Three Months Ended:
		3/31/05				3/31/06
		(unaudited)				(unaudited)
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES		$38.9		$		28.2
INVESTING ACTIVITIES
Purchase of property, equipment and intangible assets	(	21.7	)		(	38.1	)
Acquisitions, net of cash acquired	(	0.9	)		(	2.9	)
Restricted cash		—				0.3
Other investing		0.4				1.8

NET CASH USED IN INVESTING ACTIVITIES	(	22.2	)		(	38.9	)
FINANCING ACTIVITIES
Cash dividends paid	(	7.3	)		(	7.3	)
Net proceeds from exercise of employee stock options		—				0.2
Other financing	(	0.6	)		(	0.5	)

NET CASH USED IN FINANCING ACTIVITIES	(	7.9	)		(	7.6	)
Effects of exchange rate changes on cash and cash equivalents		0.2				0.4

Net increase (decrease) in cash and cash equivalents		9.0			(	17.9	)
Cash and cash equivalents at beginning of period		53.7				67.2

CASH AND CASH EQUIVALENTS AT END OF PERIOD		$62.7		$		49.3

– MORE –

ATTACHMENT D

Golden Telecom, Inc.
Line of Business Statistics (unaudited)
(Amounts in millions of US$)

The following table presents our consolidated segment information for the last five quarters.

Revenue	3/31/05	6/30/05	9/30/05	12/31/05	3/31/06
Business and Corporate	$ 88.1	$ 96.4	$ 99.5	$103.4	$103.2
Carrier and Operator	53.0	54.5	56.7	57.2	60.1
Consumer Internet	11.8	10.7	10.1	11.9	12.2
Mobile	3.6	3.9	3.6	3.0	2.6
Total Consolidated Revenue	$156.5	$165.5	169.9	$175.5	$178.1

Operating income
Business and Corporate	$23.2	$26.1	$27.8	$25.2	$26.2
Carrier and Operator	7.8	7.1	7.8	4.8	6.3
Consumer Internet	1.7	(0.6)	(1.2)	(1.3)	(0.4)
Mobile	1.1	1.0	0.9	0.6	0.5
Corporate and Eliminations	(4.6)	(3.3)	(5.3)	(2.8)	(4.4)
Total Consolidated Operating Income	$29.2	$30.3	$30.0	$26.5	$28.2

Operating Margin %	19%	18%	18%	15%	16%
Business and Corporate	26%	27%	28%	24%	25%
Carrier and Operator	15%	13%	14%	8%	10%
Consumer Internet	14%	-6%	-12%	-11%	-3%
Mobile	31%	26%	25%	20%	19%

– MORE –

ATTACHMENT E
Golden Telecom, Inc.
Reconciliation of consolidated EBITDA1 to consolidated net income (unaudited)
(Amounts in millions of US$)

	Three Months Ended:
		3/31/05				12/31/05		3/31/06
EBITDA[1]		$48.9				$50.0		$50.8
Depreciation and amortization		19.7				23.5		22.6
Operating Income		29.2				26.5		28.2
Other income (expense):
Equity in earnings (losses) of ventures	(	0.1	)		(	0.1	)	0.3
Foreign currency gain (loss)		0.3			(	0.8	)	0.9
Interest income, net		0.3				0.5		0.6

Total other income (expense)		0.5			(	0.4	)	1.8
Income before income taxes and minority interest		29.7				26.1		30.0

Minority interest		0.6				0.9		1.1
Income taxes		9.1				7.3		9.4

Income before cumulative effect of a change
in accounting principle		20.0				17.9		19.5
Cumulative effect of a change in accounting principle		—				—		0.7

Net Income		$20.0		$		17.9		$18.8

Notes to data for Golden Telecom:

1.	EBITDA is defined as operating income plus depreciation and amortization. This measure is not defined by generally accepted accounting principles (GAAP) and is a measure of a company performance commonly used in the telecommunications industry, but should not be construed as an alternative to operating income/(loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. A reconciliation of EBITDA to net income is included in this press release.

2.	Dial-up Internet subscribers is the number of users (or logins) who have logged on to the system during the month in question, regardless of whether they are enabled or disabled at month end. It specifically excludes “on-trial” users, free users and internal users.